EXHIBIT 10.53

EXECUTION VERSION

ArthroCare Corporation

7500 Rialto Blvd., Building Two

Suite 100

Austin, Texas 78735

September 1, 2009

OEP AC Holdings, LLC

c/o One Equity Partners III, L.P.

320 Park Avenue, 18th Floor

New York, New York 10022

Attn: Gregory A. Belinfanti and Christian Ahrens

Greg and Chris:

Reference is hereby made to the Securities Purchase Agreement dated as of August 14, 2009 (the “Purchase Agreement”), between ArthroCare Corporation, a Delaware corporation (the “Company”), and OEP AC Holdings, LLC, a Delaware limited liability company (the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

From and after the Closing, in the event that the Investor does not at any time have a voting representative sitting on the audit committee of the Company’s Board of Directors (the “Audit Committee”), the Investor shall have the right to designate one Preferred Director (the “Audit Committee Observer”) to attend each meeting of the Audit Committee and to participate in all discussions during each such meeting. The Company shall provide to the Audit Committee Observer copies of any and all notices, written materials and other information (including without limitation advance notice of any committee meetings) at the time and in the manner as they are provided to members of the Audit Committee in their capacity as such, whether or not the Audit Committee Observer attends such meetings.

This letter agreement is effective from and after the Closing and will terminate on the date upon which the Investor is no longer entitled to elect a Preferred Director in accordance with Section 9(b) of the Certificate of Designations or to designate for nomination a director in accordance with Section 11.3 of the Purchase Agreement.

This letter agreement shall be governed by and interpreted and enforced in accordance with the terms of the Purchase Agreement.

This letter agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “PDF”), each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

[Signature page follows]

[Signature page to Letter Agreement]

Very truly yours,

ARTHROCARE CORPORATION

By:	/s/ David Fitzgerald
Name: David Fitzgerald
Title: Acting President and Chief Executive Officer

Acknowledged and Agreed as of the Date First Above Written

OEP AC HOLDINGS, LLC

By:	/s/ Christian Ahrens
Name: Christian Ahrens
Title: Vice President and Treasurer